Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q1 2024 FINANCIAL RESULTS

Declares Dividend of $0.42 per share for Q1 2024; Represents Genco’s 19th Consecutive Quarterly Dividend Totaling $5.575 Per Share

New York, New York, May 8, 2024 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months March 31, 2024.

First Quarter 2024 and Year-to-Date Highlights

•	Dividend: Declared a $0.42 per share dividend for Q1 2024

o	19th consecutive quarterly payout

o	Cumulative dividends of $5.575 per share or 25% of our share price[1]

o	Q1 2024 dividend is payable on or about May 30, 2024 to all shareholders of record as of May 22, 2024.

•	Financial performance: Net income of $18.8 million for Q1 2024, or basic and diluted earnings per share of $0.44 and $0.43, respectively

o
Adjusted net income of $21.4 million or basic and diluted earnings per share of $0.50 and $0.49, respectively, excluding other operating expense of $1.8 million, a loss on sale of vessels of $1.0 million and unrealized fuel gains of $0.2 million

o	Adjusted EBITDA of $41.9 million for Q1 2024[2]

•	Voyage revenues: Totaled $117.4 million in Q1 2024

o	Net revenue[2] was $76.7 million during Q1 2024

o	Average daily fleet-wide TCE[2] was $19,219 for Q1 2024

•	Estimated TCE to date for Q2 2024: $20,126 for 65% of our owned fleet available days, based on both period and current spot fixtures[2]

•	Fleet renewal: Finalized the sales of three 2009-2010-built 169,000 dwt Capesize vessels in Q1 and Q2 2024

•	Deleveraging: Paid down $30.0 million of debt in Q1 2024 and an additional $55.0 million of debt in Q2 2024 to date primarily utilizing proceeds from vessel sales

John C. Wobensmith, Chief Executive Officer, commented, “During the first quarter, we further executed our value strategy, which is aimed at driving returns through the drybulk cycles and creating sustained long-term shareholder value.  Our first quarter dividend increased quarter-over-quarter and represents our 19th consecutive dividend.  Notably, dividends over this period have now increased to $5.575 per share in total, or 25% of our stock price. We also continued to voluntarily pay down debt during the quarter and have lowered our debt by 62% since 2021, while reducing our cash flow breakeven rate to the lowest in the peer group. Finally, we continued to take steps to renew the fleet, closing on the sales of three older Capesize vessels scheduled for special survey in 2024.”

Mr. Wobensmith continued, “We increased first quarter TCE 38% year-over-year, highlighting our leading commercial platform and significant operating leverage. With 65% of our Q2 days fixed at over $20,000 per day, we expect the second quarter to be strong as we further capitalize on the current positive drybulk fundamentals. Progressing through the year, we are well positioned to continue advancing our value strategy for the benefit of shareholders, with a focus on dividends, deleveraging and growth while maintaining industry leading governance standards.”

1 Genco share price as of May 7, 2024.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q2 2024 TCE, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt repayments to maintain low financial leverage, and
•	Growth: opportunistically growing and renewing the Company’s asset base

This strategy is a key differentiator for Genco, which we believe creates a compelling risk-reward balance to drive shareholder value over the long-term. The Company intends to pay a sizeable quarterly dividend across the cyclicality of the drybulk market while maintaining significant flexibility to grow the fleet through accretive vessel acquisitions.

Key characteristics of our unique platform include:
•	Industry low cash flow breakeven rate
•	Net loan-to-value of 7%[3]
•	Strong liquidity position of $347.6 million at March 31, 2024, which consists of:

o	$48.7 million of cash on the balance sheet

o	$298.9 million of revolver availability

•	High operating leverage with our scalable fleet across the major and minor bulk sectors

3 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of March 31, 2024 divided by estimates of the market value of our fleet as of May 7, 2024 from VesselsValue.com. These figures are pro form for vessels sales that occurred in Q2 2024. The actual market value of our vessels may vary.

Financial Deleveraging

Genco has reduced debt outstanding by ~$280 million or 62% since implementation of our value strategy

•	Debt outstanding: $170.0 million as of March 31, 2024

o	Paid down $30.0 million of debt in Q1 and an additional $55.0 million of debt in Q2 to date primarily utilizing proceeds from vessel sales

o	We plan to continue to actively manage our debt outstanding under our $500 million revolver to reduce interest expense and our cash flow breakeven rate

•
We plan to continue to voluntarily pay down debt with a medium-term goal of zero net debt in order to enhance our ability to pay meaningful dividends and take advantage of strategic opportunities throughout drybulk market cycles

Fleet Renewal

Sold three of our 169,000 dwt Capesize vessels in Q1 and Q2 2024. The vessels were sold for aggregate gross proceeds of $66.5 million. These sales resulted in approximately $10 million of drydocking savings in 2024 due to the vessels’ upcoming third special surveys. We delivered these vessels to their respective buyers on the following dates:

•	Genco Commodus: February 7, 2024
•	Genco Maximus: April 2, 2024
•	Genco Claudius: April 22, 2024

We continue to further evaluate fleet renewal and growth opportunities in the sale and purchase market.

Dividend Policy

Genco declared a cash dividend of $0.42 per share for the first quarter of 2024. This represents our tenth dividend payment under our value strategy with cumulative dividends declared to date of $4.52 per share. The Q1 2024 dividend is payable on or about May 30, 2024 to all shareholders of record as of May 22, 2024.

Quarterly dividend policy: 100% of excess quarterly operating cash flow ex-maintenance and withholding for future investment

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q1 2024 dividend and estimated amounts for the calculation of the dividend for Q2 2024:

Dividend calculation	Q1 2024 actual	Q2 2024 estimates
Net revenue	$76.74	Fixtures + market
Operating expenses	(35.96)	(34.54)
Less: capex for dydocking/BWTS/ESDs	(3.05)	(5.64)
Operating cash flow less DD capex	$37.73	Sum of the above
Less: voluntary quarterly reserve	(19.50)	(19.50)
Cash flow distributable as dividends	$18.23	Sum of the above
Number of shares to be paid dividends	43.6	43.6
Dividend per share	$0.42
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses and capital expenditures for Q2 2024 are estimates and subject to change. Operating expenses exclude incremental annual meeting related expenses for the first quarter and are expected to exclude such expenses for the second quarter.

The voluntary quarterly reserve for the second quarter of 2024 under the Company’s dividend formula is expected to be $19.50 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market. Subject to the development of freight rates for the remainder of the first quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “In the year-to-date, we have utilized the built-in flexibility of our $500 million revolving credit facility to voluntarily pay down $85 million of debt so far this year. This active management of our balance sheet has enabled Genco to further lower interest expense and our cash flow breakeven rate, supplementing our earnings and dividend capacity. We continue to improve upon our strong financial position in this firm market while maintaining optionality given the Company’s undrawn revolver availability, low cash flow breakeven rate and a net loan-to-value ratio at an industry low of 7%.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the second quarter of 2024 on a load-to-discharge basis is presented below. Actual rates for the second quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the second quarter of 2024. At the same time, expenses for uncontracted days will be recognized.

Estimated net TCE - Q2 2024 to Date

Vessel Type	Fleet-wide	% Fixed
Capesize	$30,546	58%
Ultra/Supra	$14,658	69%
Total	$20,126	65%

Our index-linked and period time charters are listed below.

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Resolute	Capesize	181,060	2015	BCI + 27% + scrubber	11-14 months	Jul-24
Genco Defender	Capesize	180,021	2016	BCI + 25% + scrubber	11-14 months	Jul-24
Genco Reliance	Capesize	181,146	2016	BCI + 28% + scrubber	10-12 months	Jan-25
Genco Ranger	Capesize	180,882	2016	BCI + 28% + scrubber	11-14 months	Feb-25
Genco Liberty	Capesize	180,032	2016	$35,000	11-14 months	Feb-25

Financial Review: 2024 First Quarter

The Company recorded net income for the first quarter of 2024 of $18.8 million, or $0.44 and $0.43 basic and diluted earnings per share, respectively. Adjusted net income of $21.4 million, or $0.50 and $0.49 basic and diluted earnings per share, respectively, excluding other operating expense of $1.8 million, a loss on sale of vessels of $1.0 million and unrealized fuel gains of $0.2 million. Comparatively, for the three months ended March 31, 2023, the Company recorded net income of $2.6 million, or $0.06 basic and diluted earnings per share, respectively.

Revenue / TCE
The Company’s revenues increased to $117.4 million for the three months ended March 31, 2024, as compared to $94.4 million recorded for the three months ended March 31, 2023, primarily due to higher freight rates earned by our major bulk vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $19,219 per day for the three months ended March 31, 2024 as compared to $13,947 per day for the three months ended March 31, 2023.

Voyage expenses
Voyage expenses decreased marginally to $37.2 million for the three months ended March 31, 2024 from $37.4 million during the prior year period.

Vessel operating expenses
Vessel operating expenses increased to $25.9 million for the three months ended March 31, 2024 from $24.4 million for the three months ended March 31, 2023. Daily vessel operating expenses, or DVOE, amounted to $6,275 per vessel per day for the first quarter of 2024 compared to $6,160 per vessel per day for the first quarter of 2023. The increase was primarily due to the timing of the purchase of stores and higher repair and maintenance costs.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on current estimates, our DVOE budget for Q2 2024 is $6,350 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses decreased marginally to $7.7 million for the first quarter of 2024 compared to $7.8 million for the first quarter of 2023.

Other operating expense
Other operating expense of $1.8 million recorded during the three months ended March 31, 2024 consists of costs incremental to routine expenses that were incurred related to the Company’s 2024 annual meeting to be held on May 23, 2024.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $17.2 million for the three months ended March 31, 2024 from $15.9 million for the three months ended March 31, 2023, primarily due to an increase in drydocking amortization expense for certain vessels that completed their respective drydockings during 2023.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2024 and 2023 was $32.3 million and $19.6 million, respectively. This increase in cash provided by operating activities was primarily due to higher freight rates earned by our major bulk vessels and changes in working capital.  There was also a decrease in drydocking costs incurred during the three months ended March 31, 2024 as compared to the three months ended March 31, 2023.

Net cash provided by (used in) investing activities for the three months ended March 31, 2024 and 2023 was $17.5 million and ($2.9) million, respectively. This fluctuation was primarily a result of $18.5 million of proceeds from the sale of the Genco Commodus during the first quarter of 2024.

Net cash used in financing activities for the three months ended March 31, 2024 and 2023 was $47.9 million and $30.4 million, respectively.  The increase is primarily due to a $21.3 million increase in debt repayments made during the first quarter of 2024 as compared to the first quarter of 2023.  This increase was partially offset by a $3.8 million decrease in the payment of dividends during the first quarter of 2024 as compared to the first quarter of 2023.

Capital Expenditures

Genco’s fleet of 43 vessels as of May 8, 2024, consists of:
•	16 Capesizes
•	15 Ultramaxes
•	12 Supramaxes

The fleet’s average age is 11.8 years and has an aggregate capacity of approximately 4,490,000 dwt.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2024 to be:

Estimated costs ($ in millions)	Q2 2024	Q3 2024	Q4 2024
Drydock Costs (1)	$4.38	$5.55	$5.85
Estimated BWTS Costs (2)	$0.58	$-	$-
Fuel Efficiency Upgrade Costs (3)	$0.68	$1.23	$0.96
Total Costs	$5.64	$6.78	$6.81
Estimated Offhire Days (4)	85	85	90

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q2 2024 consists of 64 days for three Ultramaxes and 21 days for one Supramax.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$117,435	$94,391
Total revenues	117,435	94,391

Operating expenses:
Voyage expenses	37,200	37,435
Vessel operating expenses	25,932	24,393
Charter hire expenses	3,510	3,664
General and administrative expenses (inclusive of nonvested stock amortization	7,664	7,750
expense of $1,382 and $1,559, respectively)
Technical management expenses	1,031	762
Depreciation and amortization	17,223	15,944
Loss on sale of vessels	978	-
Other operating expense	1,804	-
Total operating expenses	95,342	89,948

Operating income	22,093	4,443

Other income (expense):
Other income (expense)	66	(324)
Interest income	824	770
Interest expense	(4,040)	(2,029)
Other expense, net	(3,150)	(1,583)

Net income	$18,943	$2,860

Less: Net income attributable to noncontrolling interest	145	226

Net income attributable to Genco Shipping & Trading Limited	$18,798	$2,634

Net earnings per share - basic	$0.44	$0.06

Net earnings per share - diluted	$0.43	$0.06

Weighted average common shares outstanding - basic	42,918,248	42,632,059

Weighted average common shares outstanding - diluted	43,606,580	43,097,362

	March 31, 2024	December 31, 2023
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$48,364	$46,542
Due from charterers, net	21,888	17,815
Prepaid expenses and other current assets	9,076	10,154
Inventories	30,638	26,749
Fair value of derivative instruments	-	572
Vessels held for sale	36,218	55,440
Total current assets	146,184	157,272

Noncurrent assets:
Vessels, net of accumulated depreciation of $308,626 and $296,452, respectively	934,572	945,114
Deferred drydock, net	27,264	29,502
Fixed assets, net	7,211	7,071
Operating lease right-of-use assets	2,260	2,628
Restricted cash	315	315
Total noncurrent assets	971,622	984,630

Total assets	$1,117,806	$1,141,902

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$31,296	$24,245
Deferred revenue	5,679	8,746
Current operating lease liabilities	2,325	2,295
Total current liabilities	39,300	35,286

Noncurrent liabilities
Long-term operating lease liabilities	1,208	1,801
Long-term debt, net of deferred financing costs of $9,332 and $9,831, respectively	160,668	190,169
Total noncurrent liabilities	161,876	191,970

Total liabilities	201,176	227,256

Commitments and contingencies

Equity:
Common stock	427	425
Additional paid-in capital	1,536,987	1,553,421
Accumulated other comprehensive income	-	527
Accumulated deficit	(622,319)	(641,117)

Total Genco Shipping & Trading Limited shareholders' equity	915,095	913,256
Noncontrolling interest	1,535	1,390
Total equity	916,630	914,646

Total liabilities and equity	$1,117,806	$1,141,902

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income	$18,943	$2,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,223	15,944
Amortization of deferred financing costs	499	418
Right-of-use asset amortization	368	360
Amortization of nonvested stock compensation expense	1,382	1,559
Loss on sale of vessels	978	-
Amortization of premium on derivatives	45	59
Insurance proceeds for protection and indemnity claims	117	34
Change in assets and liabilities:
(Increase) decrease in due from charterers	(4,073)	8,641
Decrease (increase) in prepaid expenses and other current assets	651	(2,263)
Increase in inventories	(3,889)	(3,428)
Increase (decrease) in accounts payable and accrued expenses	5,831	(97)
(Decrease) increase in deferred revenue	(3,067)	71
Decrease in operating lease liabilities	(563)	(480)
Deferred drydock costs incurred	(2,194)	(4,112)
Net cash provided by operating activities	32,251	19,566

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(930)	(2,003)
Purchase of other fixed assets	(240)	(1,085)
Net proceeds from sale of vessels	18,505	-
Insurance proceeds for hull and machinery claims	159	235
Net cash provided by (used in) investing activities	17,494	(2,853)

Cash flows from financing activities
Repayments from the $500 Million Revolver	(30,000)	-
Repayments on the $450 Million Credit Facility	-	(8,750)
Cash dividends paid	(17,885)	(21,666)
Payment of deferred financing costs	(38)	-
Net cash used in financing activities	(47,923)	(30,416)

Net increase (decrease) in cash, cash equivalents and restricted cash	1,822	(13,703)

Cash, cash equivalents and restricted cash at beginning of period	46,857	64,100
Cash, cash equivalents and restricted cash at end of period	$48,679	$50,397

Three Months Ended March 31, 2024
Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$18,798
+ Loss on sale of vessels	978
+ Other operating expense	1,804
+ Unrealized gain on fuel hedges	(160)
Adjusted net income	$21,420

Adjusted earnings per share - basic	$0.50
Adjusted earnings per share - diluted	$0.49

Weighted average common shares outstanding - basic	42,918,248
Weighted average common shares outstanding - diluted	43,606,580

Weighted average common shares outstanding - basic as per financial statements	42,918,248
Dilutive effect of stock options	200,531
Dilutive effect of performance based restricted stock units	162,735
Dilutive effect of restricted stock units	325,066
Weighted average common shares outstanding - diluted as adjusted	43,606,580

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$18,798	$2,634
+ Net interest expense	3,216	1,259
+ Depreciation and amortization	17,223	15,944
EBITDA(1)	$39,237	$19,837

+ Loss on sale of vessels	978	-
+ Other operating expense	1,804	-
+ Unrealized (gain) loss on fuel hedges	(160)	42
Adjusted EBITDA	$41,859	$19,879

	Three Months Ended
	March 31, 2024	March 31, 2023
FLEET DATA:	(unaudited)
Total number of vessels at end of period	45	44
Average number of vessels (2)	45.4	44.0
Total ownership days for fleet (3)	4,132	3,960
Total chartered-in days (4)	196	236
Total available days for fleet (5)	4,189	4,064
Total available days for owned fleet (6)	3,993	3,829
Total operating days for fleet (7)	4,115	3,979
Fleet utilization (8)	96.2%	96.6%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$19,219	$13,947
Daily vessel operating expenses per vessel (10)	6,275	6,160

	Three Months Ended
	March 31, 2024	March 31, 2023
FLEET DATA:	(unaudited)
Ownership days
Capesize	1,675.4	1,530.0
Panamax	-	-
Ultramax	1,365.0	1,350.0
Supramax	1,092.0	1,080.0
Total	4,132.4	3,960.0

Chartered-in days
Capesize	-	-
Panamax	25.9	-
Ultramax	87.6	189.5
Supramax	82.3	46.2
Total	195.8	235.7

Available days (owned & chartered-in fleet)
Capesize	1,618.5	1,440.7
Panamax	25.9	-
Ultramax	1,410.2	1,534.5
Supramax	1,134.3	1,089.1
Total	4,188.9	4,064.3

Available days (owned fleet)
Capesize	1,618.5	1,440.7
Panamax	-	-
Ultramax	1,322.6	1,345.0
Supramax	1,052.0	1,042.9
Total	3,993.1	3,828.6

Operating days
Capesize	1,572.8	1,434.1
Panamax	25.9	-
Ultramax	1,393.1	1,473.2
Supramax	1,122.7	1,072.0
Total	4,114.5	3,979.3

Fleet utilization
Capesize	93.9%	98.6%
Panamax	100.0%	-
Ultramax	98.1%	95.7%
Supramax	97.3%	95.4%
Fleet average	96.2%	96.6%

Average Daily Results:
Time Charter Equivalent
Capesize	$25,601	$15,929
Panamax	-	-
Ultramax	14,572	14,890
Supramax	15,339	10,010
Fleet average	19,219	13,947

Daily vessel operating expenses
Capesize	$6,700	$6,571
Panamax	-	-
Ultramax	5,915	5,559
Supramax	6,074	6,329
Fleet average	6,275	6,160

1)
EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2024 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and otsher factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$117,435	$94,391
Voyage expenses (in thousands)	37,200	37,435
Charter hire expenses (in thousands)	3,510	3,664
Realized gain on fuel hedges (in thousands)	18	108
	76,743	53,400

Total available days for owned fleet	3,993	3,829
Total TCE rate	$19,219	$13,947

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of May 8, 2024, Genco Shipping & Trading Limited’s fleet consists of 16 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,490,000 dwt and an average age of 11.8 years.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, May 9, 2024 at 8:30 a.m. Eastern Time to discuss its 2024 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (203) 518-9848 or (800) 274-8461 and enter passcode 24967. A replay of the conference call can also be accessed for two weeks by dialing (402) 220-9026 or (800) 938-2487 and entering the passcode 24967. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine, the Israel-Hamas war, and attacks on vessels in the Red Sea; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2024 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic;; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent reports on Form 8-K and Form 10-Q).  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550